UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2014

Tutor Perini Corporation

(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	1-6314 (Commission file number)	04-1717070 (I.R.S. Employer Identification No.)

15901 Olden Street, Sylmar, California 91342-1093

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (818) 362-8391

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of Robert C. Lieber as a Director

On August 12, 2014, at the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors of Tutor Perini Corporation (the “Company”) elected Robert C. Lieber as an independent director of the Company with a term expiring at the 2015 annual meeting of shareholders.  Mr. Lieber’s term began effective August 12, 2014. Mr. Lieber will serve on the Nominating and Governance committee.

Mr. Lieber’s compensation will be similar to other non-employee directors of the Company, which is described in the company’s proxy statement for its 2014 annual meeting of the shareholders filed with the Securities and Exchange Commission on April 17, 2014.

Mr. Lieber is Executive Managing Director of the Island Capital Group which he joined in July of 2010, after having served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development. Prior to joining the Bloomberg administration in January of 2007, Mr. Lieber retired from Lehman Brothers after 23 years, serving most recently as a Managing Director in Lehman’s Real Estate Private Equity Fund and before that as the Global Head of Real Estate Investment Banking. Mr. Lieber’s efforts were recognized by Institutional Investor Magazine for “Deal of the Year” awards in 1998 and 2003, as well as having earned the title “Financier of the Year” in 2005 by Commercial Property News. He also serves as a Board member and Secretary of the Board as well as a Trustee for the Urban Land Institute and formerly served as Chairman of the Zell-Lurie Real Estate Center at the Wharton School, University of Pennsylvania. Mr. Lieber holds a BA from the University of Colorado and an MBA from the Wharton School.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tutor Perini Corporation

Dated: August 13, 2014	By:	/s/Michael J. Kershaw
Michael J. Kershaw Executive Vice President and Chief Financial Officer